Exhibit 5

October 20, 2006

Warner Chilcott Corporation

100 Enterprise Drive

Rockaway, New Jersey 07866

Ladies and Gentlemen:

We have acted as special United States counsel to Warner Chilcott Corporation, a Delaware corporation (the “Company”), Warner Chilcott Limited, a Bermuda company (“Limited” or the “New Guarantor”), Warner Chilcott Holdings Company III, Limited, a Bermuda company (“Holdings”), Warner Chilcott Intermediate (Luxembourg) S.à. r.l., a Luxembourg company (“Luxco”), Warner Chilcott Company, Inc., a Puerto Rico company (“WCCI”), and Warner Chilcott (US), Inc., a Delaware corporation (“WCI” and, together with Holdings, Luxco and WCCI, the “Old Guarantors” and the Old Guarantors, together with the New Guarantor, the “Guarantors”), in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to $600,000,000 aggregate principal amount of the Company’s 8  3/4% Senior Subordinated Notes due 2015 (the “Notes”) issued under an Indenture, dated January 18, 2005 by and among the Company, the Old Guarantors and Wells Fargo Bank, National Association, as Trustee (the “Trustee”) (the “Old Indenture”), as amended by the First Supplemental Indenture, dated October 19, 2006 (the “Supplemental Indenture” and together with the Old Indenture, the “Indenture”), by and among the Company, the Guarantors and the Trustee, for resale by Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. in market making transactions. The Notes are guaranteed on an unsecured senior subordinated basis by each of the Guarantors pursuant to the guarantees contained in the Indenture (the “Guarantees”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Upon the basis of the foregoing, we are the opinion that:

1. The Notes constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability, provided that (x) we express no opinion as to the enforceability of any waiver of rights under any usury or stay law and (y) we express no opinion as to applicability (and if applicable, the effect) of Section 548 of the United States Bankruptcy Code or any comparable provision of state law to the questions addressed above or on the conclusions expressed with respect thereto.

2. The Guarantee of each Guarantor is a valid and binding obligation of such Guarantor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability, provided that (x) we express no opinion as to the enforceability of any waiver of rights under any usury or stay law and (y) we express no opinion as to applicability (and if applicable, the effect) of Section 548 of the United States Bankruptcy Code or any comparable provision of state law to the questions addressed above or on the conclusions expressed with respect thereto.

In rendering the opinions above, we have assumed that each party to the Original Indenture and the Supplemental Indenture and the Notes (the “Documents”) has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its organization. In addition, we have assumed that (a) the execution, delivery and performance by each party thereto of each Document to which it is a party, (1) are within its corporate powers, (2) do not contravene, or constitute a default under, the certificate of incorporation or bylaws, bye-laws or other constitutive documents of such party, (3) require no action by or in respect of, or filing with, any governmental body, agency or official and (4) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party and (b) each such Document was duly authorized, executed and delivered

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the caption “Legal Matters” in the Prospectus contained in such Registration Statement.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell